                       ACQUISITION AND MERGER AGREEMENT


                                 BY AND AMONG


                          THE INTERCEPT GROUP, INC.,
                            a Georgia corporation,

                            LEV ACQUISITION CORP.,
                            a Georgia corporation,



                       L.E. VICKERS & ASSOCIATES, INC.,
                            A Tennessee Corporation

                        DATA EQUIPMENT SERVICES, INC.,
                            A Tennessee corporation

                                      AND

                    LARRY E. VICKERS and BRENDA J. VICKERS,
                                 shareholders

                              DATED MAY 28, 1999

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE 1  THE MERGER...............................................................       1

     Section 1.1.     Merger Transaction............................................       1
     Section 1.2.     Effective Time of the Merger..................................       2
     Section 1.3.     Terms and Conditions; Conversion of Shares....................       2

ARTICLE 2  PURCHASE PRICE; EXCHANGE OF SHARES.......................................       2

     Section 2.1.     Purchase Price; Payment for Shares............................       2
     Section 2.2      Rights of Former Company Shareholders.........................       3
     Section 2.3.     Establishment of Escrow.......................................       3

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS.......       4

     Section 3.1.     Authorization; Organization...................................       4
     Section 3.2.     Capitalization; Structure.....................................       5
     Section 3.3.     Financial Statements..........................................       5
     Section 3.4.     Undisclosed Liabilities.......................................       6
     Section 3.5.     Properties....................................................       7
     Section 3.6.     Litigation....................................................       8
     Section 3.7.     Intellectual Property.........................................       8
     Section 3.8.     Adequacy of Technical Documentation...........................       9
     Section 3.9.     Third-Party Components in Software............................       9
     Section 3.10.    Third-Party Interests or Marketing Rights in Software.........       9
     Section 3.11.    Licenses......................................................       9
     Section 3.12.    Compliance with Laws..........................................       9
     Section 3.13.    Insurance.....................................................      10
     Section 3.14.    Material Contracts............................................      10
     Section 3.15.    Brokers, Finders, etc.........................................      11
     Section 3.16.    Taxes.........................................................      11
     Section 3.17.    Pension and Employee Benefit Plans............................      12
     Section 3.18.    Labor and Employment Matters..................................      14
     Section 3.19.    Environmental Matters.........................................      15
     Section 3.20.    Agreements Affecting Competition..............................      15
     Section 3.21.    Transactions with Related Parties.............................      16
     Section 3.22.    Major Vendors and Customers...................................      16
     Section 3.23.    Absence of Certain Commercial Practices.......................      16
     Section 3.24.    Accounts Receivable...........................................      16
     Section 3.25.    Disclosure....................................................      17
     Section 3.26.    Year 2000.....................................................      17
     Section 3.27.    Shareholders' Additional Representations......................      17

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND INTERCEPT......................     18

ARTICLE 5  COVENANTS AND AGREEMENTS OF THE PARTIES.........................................     20

     Section 5.1.     Shareholder Approved by Unanimous Consent............................     20
     Section 5.2.     Affiliates...........................................................     21
     Section 5.3.     Pooling of Interests.................................................     21
     Section 5.4.     Employee Benefit Plans...............................................     21
     Section 5.5      Tax Free Status......................................................     22

ARTICLE 6  CONDITIONS PRECEDENTS TO MERGER SUB'S AND INTERCEPT'S OBLIGATIONS...............     22

     Section 6.1.     Accuracy of Representations..........................................     22
     Section 6.2.     Performance of Company and Shareholders..............................     22
     Section 6.3.     Material Changes.....................................................     23
     Section 6.4.     Absence of Litigation................................................     23
     Section 6.5.     Certificates of the Company and Shareholders.........................     23
     Section 6.6.     Corporate Approval...................................................     23
     Section 6.7.     Approvals............................................................     23
     Section 6.8.     Opinion of Counsel...................................................     23
     Section 6.9.     Pooling..............................................................     23
     Section 6.10.    Escrow Agreement.....................................................     23
     Section 6.11.    Cancellation Agreements..............................................     23
     Section 6.12.    Nonsolicitation and Confidentiality Agreements.......................     24

ARTICLE 7  CONDITIONS PRECEDENT TO THE COMPANIES' AND THE SHAREHOLDER'S OBLIGATIONS........     24

     Section 7.1.     Accuracy of Representations..........................................     24
     Section 7.2.     Performance of Merger Sub and InterCept..............................     24
     Section 7.3.     Absence of Litigation................................................     24
     Section 7.4.     Certificates of the Merger Sub and InterCept.........................     24
     Section 7.5.     Corporate Approval...................................................     24
     Section 7.6.     Third Party Approvals................................................     25
     Section 7.7      Opinion of InterCept's Counsel.......................................     25
     Section 7.8      Registration Rights Agreement........................................     25

ARTICLE 8  CLOSING.........................................................................     25

     Section 8.1.     Time and Place of Closing............................................     25
     Section 8.2      Deliveries by the Companies and the Shareholders.....................     25
     Section 8.3.     Deliveries by Buyer..................................................     26
     Section 8.4.     Post Closing Deliveries and Power of Attorney........................     26

ARTICLE 9  SURVIVAL; INDEMNIFICATION........................................................    27

     Section 9.1.      Survival.............................................................    27
     Section 9.2.      Indemnification......................................................    27
     Section 9.3.      Procedure for Claims.................................................    28

ARTICLE 10 OTHER AGREEMENTS.................................................................    30

     Section 10.1.     Effective Date.......................................................    30
     Section 10.2.     Arbitration..........................................................    30

ARTICLE 11 MISCELLANEOUS....................................................................    30

     Section 11.1.     Integration; Severability............................................    30
     Section 11.2.     Expenses.............................................................    30
     Section 11.3.     Notices..............................................................    30
     Section 11.4.     Public Announcements.................................................    32
     Section 11.5.     Invalidity of any Part...............................................    32
     Section 11.6.     Remedies.............................................................    32
     Section 11.7.     Assistance of Counsel................................................    32
     Section 11.8.     Governing Law and Jurisdiction.......................................    32
     Section 11.9.     Assignment; Amendments; Binding Agreement............................    33
     Section 11.10.    Counterparts; Facsimiles.............................................    33

                       ACQUISITION AND MERGER AGREEMENT
                       --------------------------------

     THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is dated as of May 28, 1999, by and among The InterCept Group, Inc., a Georgia corporation ("InterCept"), LEV Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of InterCept ("Merger Sub"), L.E. Vickers & Associates, Inc., a Tennessee corporation ("Vickers"), Data Equipment Services, Inc., a Tennessee Corporation ("Data") and Larry E. Vickers and Brenda J. Vickers, each a resident of the State of Tennessee (each a "Shareholder" and collectively, the "Shareholders"). Vickers and Data are sometimes referred to herein individually as a "Company" and, collectively, as the "Companies."


                             W I T N E S S E T H:
                             - - - - - - - - - -


     WHEREAS, subject to the terms and conditions of this Agreement, the Shareholder, the Companies, InterCept and Merger Sub desire and deem it in their respective best interests that the Companies be merged with and into Merger Sub (the "Merger"); and

     WHEREAS, Larry E. Vickers owns all of the outstanding capital stock of Vickers and Brenda J. Vickers owns all of the outstanding capital stock of Data; and

     WHEREAS, the parties intend that the Merger qualify as a tax-free transaction pursuant to Section 368(a) of the Internal Revenue Code of 1986 and that the Merger be accounted for as a pooling of interests; and

     WHEREAS, the Boards of Directors of the Companies have recommended approval of the Merger by their respective Shareholder, and the Shareholders have adopted as of the date hereof the Merger and other transactions contemplated hereby by unanimous written consent.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                  THE MERGER
                                  ----------

     SECTION 1.1.   Merger Transaction.  Subject to the terms and conditions
                    ------------------
hereof, the parties hereto agree that the Companies shall be merged with and into Merger Sub in accordance with the applicable provisions of the Georgia Business Corporation Act (the "GBCA") and the Tennessee Business Corporation Act (the "TBCA"), and the separate existence of the Companies shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be a wholly-owned subsidiary of InterCept. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation or Charter, as the case may be, and Bylaws to cause the Merger to be consummated.

     SECTION 1.2.   Effective Time of the Merger.  The Merger shall become
                    ----------------------------
effective on the date and time (the "Effective Time") that the Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit 1.2
                                                                 -----------
become effective with the Secretary of State of Georgia in accordance with the applicable provisions of the GBCA and the Secretary of State of Tennessee in accordance with applicable provisions of the TBCA.

     SECTION 1.3.   Terms and Conditions; Conversion of Shares.  The effect of
                    ------------------------------------------
the Merger on the Articles of Incorporation, Bylaws, directors and officers of the Surviving Corporation, and the manner and basis of converting the shares of capital stock of the Companies into common stock of InterCept, shall be as set forth in the Plan of Merger executed by the Merger Sub and the Companies and attached hereto as Exhibit 1.3.
                   -----------


                                   ARTICLE 2

                      PURCHASE PRICE; EXCHANGE OF SHARES
                      ----------------------------------

     SECTION 2.1.   Purchase Price; Payment for Shares.  In exchange for all
                    ----------------------------------
of the outstanding capital stock of Vickers, InterCept shall issue and deliver 481,232 shares of InterCept common stock and in exchange for all of the outstanding capital stock of Data, InterCept shall issue and deliver 19,249 shares of InterCept common stock, subject in each case to the escrows provided pursuant to Section 2.3 below. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                    (a) Each share of common stock, no par value, of InterCept ("InterCept Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                    (b) Each share of common stock, no par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                    (c) Each share of the common stock, no par value, of Vickers ("Vickers Common Stock") issued and outstanding at the Effective Time shall be converted into only the right to receive 481.232 validly issued, fully paid, non-assessable shares of InterCept Common Stock and each share of the common stock, no par value, of Data ("Data Common Stock") issued and outstanding at the Effective Time shall be converted into only the right to receive 192.49 validly issued, fully paid, non-assessable shares of InterCept Common Stock. No fractional shares of InterCept Common Stock will be issued, and fractional shares to which the Shareholders would otherwise be entitled will be disregarded.

                    (d) Neither of the Companies has shares held in treasury. All shares of Vickers Common Stock and Data Common Stock (collectively, the "Company Common Stock") held in the treasury, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock or cash shall be delivered or deliverable in exchange therefor.

     SECTION 2.2.   Rights of Former Company Shareholders.  (a) At the
                    -------------------------------------
Effective Time, the stock transfer books of the Companies shall be closed as to holders of the Company Common Stock immediately prior to the Effective Time, and no transfer of the Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2(b) of this Agreement, each certificate theretofore representing shares of the Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 and 2.3 of this Agreement in exchange therefor.

     (b) At the Closing or immediately after the Effective Time, each holder of shares of Company Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to InterCept or Merger Sub and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1 of this Agreement (less the Escrow Shares delivered to the Escrow Agent pursuant to Section 2.3 hereof). InterCept and Merger Sub shall not be obligated to deliver the consideration to which any former holder of the Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.2(b). The certificate or certificates of the Company Common Stock so surrendered shall be duly endorsed as the Merger Sub or InterCept may require.


     SECTION 2.3.   Establishment of Escrow.
                    -----------------------

          (a) Five percent (5%) of the aggregate Merger consideration to be paid pursuant to Section 2.1(c) by InterCept and Merger Sub shall be delivered at Closing to First Union National Bank (the "Escrow Agent"), which shall hold such shares (the "Escrow Shares") in escrow (the "Escrow") pursuant to the terms of an Escrow Agreement in the form of Exhibit 2.3(a) (the "Escrow Agreement").
                                      --------------

          (b) Prior to the Effective Time on the Closing Date, InterCept, the Escrow Agent, and the Shareholders shall enter into one or more Escrow Agreements in order to establish terms and conditions regarding the use of Escrow Shares to satisfy indemnification pursuant to Article 9 of this Agreement. At the Effective Time, InterCept shall deliver to the Escrow Agent that number of Escrow Shares in accordance with the provisions of Sections 2.1 and 2.3 of this Agreement.

                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
                -----------------------------------------------
                              AND THE SHAREHOLDER
                              -------------------

     Each Company and its respective Shareholder hereby represent and warrant to Merger Sub and InterCept with respect to such Company and himself or herself, as the case may be, as follows:

     SECTION 3.1.   Authorization; Organization.
                    ---------------------------

          (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition, financial or otherwise (a "Material Adverse Effect").

          (b) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein and in the Articles of Merger, the Plan of Merger, and all other documents and agreements executed in connection herewith and therewith (collectively, the "Merger Documents"). The Board of Directors of the Company and the Shareholder have unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

          (c) This Agreement has been duly and voluntarily executed and delivered by the Company and the Shareholder and constitutes the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Company's Articles of Incorporation or Bylaws, any law or statute or any order, judgment or decree by which the Company is bound by name or any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected.

          (e) The Company's Articles of Incorporation, Bylaws and stock book and, in all material respects, its minute books are complete and correct and contain all amendments thereto to date, a record of all corporate proceedings of the Company, and a record of all stock issuances and transfers of the Company.

          (f) The Company has no subsidiaries and never has had any subsidiaries. The Company does not conduct and never has conducted any business under any trade name or other fictitious name, except as set forth on Schedule
                                                                      --------
3.1(f).
------

          (g) The Company is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of either Company or its assets or is similar to or competitive with the business.

          (h) Each Shareholder is the sole record and beneficial owner of the Company Common Stock as set forth in the recitals of this Agreement, and such Company Common Stock is free and clear of all mortgages, liens, pledges, security interests, charges, proxies, claims, restrictions, options and encumbrances of any nature whatsoever (collectively, "Liens"). Each Shareholder has the full legal right, power and authority to vote the shares of Company Common Stock held by such Shareholder. Neither Shareholder has transferred or assigned any right, power or authority with respect to any shares of Company Common Stock to any other person or entity.

     SECTION 3.2.   Capitalization; Structure.
                    -------------------------

          (a) The authorized capital stock of the Companies consists of (i) for Vickers, 2,000 authorized shares of Vickers Common Stock, of which 1,000 shares are issued and outstanding, and (ii) for Data, 1,000 authorized shares of Data Common Stock, of which 100 shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are all fully paid and nonassessable. No shares of capital stock of the Company have been issued in violation of any preemptive rights, any rights of first refusal or any similar restrictions. There are no: (i) outstanding options (including phantom options), warrants or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of the Company; (ii) securities convertible into, exchangeable for or evidencing the right to purchase any such shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, transfer or voting of such shares, any such convertible or exchangeable securities or any such options, warrants or rights.

          (b) All transactions whereby each Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with this Agreement have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of each Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     SECTION 3.3.   Financial Statements.  Attached hereto as Exhibit 3.3(a) is
                    --------------------                      --------------
is a true and complete copy of (i) the balance sheets of Vickers at September 30, 1998, 1997 and 1996 and March 31, 1999, (ii) the balance sheets of Data at December 31, 1998, 1997 and 1996 and

March 31, 1999, and (iii) the related income statements for the periods then ended, including related footnotes, if any (collectively, the "Financial Statements"). The Financial Statements:

          (a) have been prepared from, and are in accordance with, the books and records of the Company to which they relate;

          (b) fairly present the financial position and results of operations of the Company to which they relate as of and for the periods set forth therein; and

          (c) have not been prepared in accordance with generally accepted accounting principles ("GAAP") but have been prepared on a consistent basis throughout the periods indicated consistently applied throughout the indicated periods (except that, in the case of the monthly unaudited Financial Statements, there are no footnotes).

     SECTION 3.4.   Undisclosed Liabilities.
                    -----------------------

          (a)  Other than as shown on Schedule 3.4(a), each Company has no
                                      ---------------
liabilities or obligations of any nature, known or which reasonably should be known (whether accrued, absolute, contingent or otherwise) ("Liabilities") that would, individually or in the aggregate have a Material Adverse Effect on the Company.

          (b) Since October 1, 1993, such Company has conducted its business only in the normal course and has not:

               (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or prospects of such Company, or suffered any deterioration in the operating condition of any physical assets of such Company, normal wear and tear excepted;

               (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

               (iii) increased, or made any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

               (iv) made any change in the method of valuing assets included in the Financial Statements;

               (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

               (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than by payment, discharge or satisfaction in the ordinary course of business;

               (vii) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

               (viii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

               (ix) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

               (x) declared or paid any dividend or distribution on or in respect of the Company Common Stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness;

               (xi) experienced any strike, walkout, similar labor trouble or other similar event; or

               (xii) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business and consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Employee Plans, as defined in Section 3.17 below) to which any of them may be entitled, or made any payments to any Employee Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Employee Plan.

     Section 3.5.   Properties. Each Company has good and marketable title to,
                    ----------
or holds by valid and existing lease or license, free and clear of all Liens, each piece of real and personal property used in its business as now conducted, except in any of the foregoing cases for such imperfections of title or Liens as
(a) are set forth in Schedule 3.5 hereof, (b) are reflected or reserved against
                     ------------
in the Financial Statements, or (c) arise out of taxes or general or special assessments which are not yet due and payable or are not in default and payable without penalty or interest. The real and personal property owned, leased or licensed by each

Company constitutes all real or personal property that is material to and necessary for the operation of its business as currently conducted.

     Section 3.6.   Litigation.  There are no suits, claims, investigations or
                    ----------
proceedings pending or threatened against the Company, its officers or directors in their capacities as officers or directors, the Shareholders or any other person or entity for whom the Shareholders or either Company may be vicariously liable at law or in equity. Neither Shareholder is subject to, and neither Company is operating under or subject to, any order, writ, injunction or decree of any court or governmental authority in which any of them is named.

     Section 3.7.   Intellectual Property. Each Company conducts an active
                    ---------------------
business using proprietary application software products and systems and provides data processing, imaging and related services utilizing such products and systems (the "Software Programs"), and in connection therewith the Companies have developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the Documentation are collectively referred to as the "Software." The Software Programs and Documentation are listed in Schedule 3.7 hereto and are not considered material
                            ------------
to the ongoing operations of either Company.

          (a) Ownership. Except as set forth in Section 3.9, each Company owns
              ---------
all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by such Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all
                                             ---------------
patents, trademarks, service marks, trade names and copyrights owned or used by each Company and all applications therefor and registrations thereof.

          (b) Ownership and Protection of Software.  All persons who have
              ------------------------------------
contributed to or participated in the conception and development of the Software on behalf of each Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software. Each Company discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to such Company. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence, and such Company has not taken (and has not failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

          (c) Absence of Claims.  Except as set forth in Schedule 3.7(e), no
              -----------------                          ---------------
claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by each Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). The use by each Company of the patents, trademarks, service marks, trade names and copyrights identified in
Schedule 3.7(a) does not infringe the rights of any person, and no claim has
---------------
been asserted that
the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of either Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to either Company or any third party.

     Section 3.8.   Adequacy of Technical Documentation. The Software includes
                    -----------------------------------
the source code, system documentation, programs, compilers, tools, statements of principles of operation, schematics and other information for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer.

     Section 3.9.   Third-Party Components in Software.  Each Company has
                    ----------------------------------
validly obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Schedule 3.9, subject to no further license fee, royalty
                        ------------
or other payment obligations, other than software maintenance payments customarily associated therewith. To the best knowledge of each Company and the Shareholders, the Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. To the best knowledge of each Company and the Shareholders, the Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     Section 3.10.  Third-Party Interests or Marketing Rights in Software. The
                    -----------------------------------------------------
Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Schedule
                                                                       --------
3.10. There are no contracts, agreements, licenses, commitments or arrangements
----
in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Schedule 3.10.
                                                         -------------

     Section 3.11.  Licenses.  Each Company has all government licenses,
                    --------
consents, permits, franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted. No proceeding is pending or threatened seeking the revocation or suspension of any License.


     Section 3.12.  Compliance with Laws.  The Company's business has been
                    --------------------
operated and maintained in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. There is not outstanding and there are no threatened orders, writs, injunctions, or decrees of any court, governmental agency, or arbitration tribunal against the Company affecting, involving, or relating to its business or assets. The Company is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to its business or assets except where noncompliance has no Material Adverse Effect on such Company (including under ownership by InterCept) or such Company's assets, and neither the Company nor its Shareholder has received any notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, environmental laws and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     Section 3.13.  Insurance.  Schedule 3.13 lists all policies of casualty,
                    ---------   -------------
liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or under which the Company is claiming any right to recovery and includes for each policy in effect the period through which premiums have been paid. All of the policies indicated as in force in Schedule
                                                                      --------
3.13 are in full force and effect and no notice of cancellation has been
----
received with respect thereto and are sufficient for compliance in all material respects with all requirements of law and all agreements to which the Company is a party.

     Section 3.14.  Material Contracts. Schedule 3.14 lists the following
                    ------------------  -------------
agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:

          (a) all contracts which involve future obligations on the part of the Company in an aggregate amount during any 12 month period exceeding $10,000 in the case of purchase orders and commitments or $5,000 in the case of any other type of contract;

          (b) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

          (c)  all real estate leases and other leases of material assets;

          (d) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $5,000 or more;

          (e) all powers of attorney, guarantees, suretyships or similar agreements given by the Company; and

          (f) all other written material agreements to which either Shareholder is a party or pursuant to which either Company or any of the Company Common Stock may be or become subject.

          Each contract set forth in Schedule 3.14 is valid, binding and
                                     -------------
enforceable in accordance with its terms, and neither the Companies, nor either Shareholder nor any other party to any such contract is in material breach or material default of the express written terms of such contracts.

     Section 3.15.  Brokers, Finders, etc.  Neither the Company nor its
                    ---------------------
Shareholder has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

     Section 3.16.  Taxes.
                    -----

          (a)  Filing of Tax Returns.  Except as set forth on Schedule 3.16(a),
               ---------------------                          ----------------
each Company has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects. All distributions and expenses made by the Companies for salaries and other deductible expenses, as reflected on such returns, are properly categorized thereon.

          (b)  Payment of Taxes.  All Taxes that are due and payable by the
               ----------------
Company (whether or not shown on any return) before the date hereof have been paid. In the opinion of the Company and the Shareholders, an adequate reserve has been established on the Financial Statements for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not, in the Shareholders' reasonable judgment, required to reserve for any liability for Taxes in excess of the reserves so established. No portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.

          (c)  Audit History.  Except as set forth in Schedule 3.16(c):
               -------------                          ---------------

               (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;

               (ii) the Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

               (iii) the Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.

          (d)  Withholding Taxes.  Each Company has withheld and paid all Taxes
               -----------------
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (e)  Tax Sharing or Allocation Agreements.  The Company is not a party
               ------------------------------------
to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)  Prior Affiliated Groups.  The Company has never been a member of
               -----------------------
an affiliated group of corporations, within the meaning of Section 1504 of the Code (as hereinafter defined).

          (g)  Taxes.  For purposes of this Agreement, "Taxes" shall mean all
               -----
federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, gross receipts, excise, employment, or withholding taxes, including interest, penalties and additions in connection therewith.

     Section 3.17.  Pension and Employee Benefit Plans.
                    ----------------------------------

          (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

               (i)  "Code":  The Internal Revenue Code of 1986, as amended,
                     ----
     together with the regulations promulgated thereunder;

               (ii) "Employee Plans":  All plans, programs, arrangements,
                     --------------
     practices or contracts pursuant to which either Company provides or is obligated to provide or has within the last six years been obligated to provide, directly or indirectly, benefits or compensation to or on behalf of employees or former employees of each Company, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:

                    (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, employment contract, arrangement or practice;


                    (B) ERISA plans -- any Pension Plan or Welfare Plan, as defined in Section 3 of ERISA, including but not limited to any multi-employer plan, defined benefit pension plan, profit sharing plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical hospitalization, accident, sickness, disability, severance pay or life insurance benefits; and

                    (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;

               (iii) "ERISA":  The Employee Retirement Income Security Act of
                      -----
     1974, as amended, and the rulings and regulations thereunder; and

               (iv)  "ERISA Affiliate":  A corporation that is or was a member
                      ---------------
     of a controlled group of corporations with the Company or a trade or business that is under common control with the Company or which together with the Company is treated as a single employer, in each case within the meaning of Section 414 of the Code.

          (b)  Schedule 3.17 lists or describes all Employee Plans maintained or
               -------------
contributed to by each Company pursuant to which it provides benefits or compensation to or on behalf of its employees or former employees. The Company has no ERISA Affiliates.

          (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of Forms 5500 and all other applicable reports.

          (d) To the extent any Employee Plan is subject to approval by any governmental agency, such Employee Plan has received such approval and such approval is current.

          (e) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

          (f) No Employee Plan has engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code), and the Company has not incurred, and does not reasonably expect to incur, any liability under Chapter 43 of the Code or Section 502 of ERISA with respect to any Employee Plan.

          (g) No ERISA Welfare Plan provides benefits to former employees of the Company, other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

          (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.

          (i)  Except as set forth on Schedule 3.17(i), there is no requirement
                                      ----------------
that the Merger Sub or InterCept make any further contributions to any Employee Plan after the date of this Agreement, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by the Merger Sub or InterCept in its sole discretion without liability of any kind or description whatsoever to Merger Sub, InterCept or any other person, entity or governmental agency; provided, however, that in connection with the ongoing transfer of the Companies' 401(K) Plan to Merrill Lynch, potential adjustments may be required for overpayment or underpayment by the Companies but any such adjustments will not likely result in a Material Adverse Effect.

          (j) The Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

     Section 3.18.  Labor and Employment Matters.  Except to the extent set
                    ----------------------------
forth in Schedule 3.18:
         -------------

          (a) the Company is not a party to any collective bargaining agreements;

          (b) each Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor or unfair employment practices;

          (c) there is no unfair labor practice, charge or complaint or any other matter against or involving either Company pending or threatened before the National Labor Relations Board or any court of law;

          (d) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against the Company, and the Company has not experienced any organized work stoppage, organizational drive or other labor difficulty since its inception;

          (e) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company and no known basis for any such claim exists; and

          (f) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company.

          (g)  Schedule 3.18(g) lists all employment, consulting, loan-out,
                ---------------
retainer or other contracts or agreements involving any person employed by each Company as an employee or independent contractor to which the Company is a party or by which it is bound. The Company is not and, to its knowledge, no other party to any such agreement or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor), nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

          (h)  Schedule 3.18(h) lists the names and current compensation levels
               ---------------
of all employees and consultants of each Company.

     Section 3.19.  Environmental Matters.
                    ---------------------

          (a) The operations of each Company comply, and have complied, in all respects with all applicable environmental laws.

          (b) Each Company has obtained all environmental, health and safety permits, approvals, licenses and other authorizations necessary for the operation of its business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and each Company is in compliance in all respects with all terms and conditions thereof.

          (c) The Company has not received any notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person, or for any such cleanup costs.

     Section 3.20.  Agreements Affecting Competition.  The Company is not a
                    --------------------------------
party to or is bound by any agreement which presently restricts or precludes it or any present or future affiliate of the Company from conducting any business anywhere in the world, or upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     Section 3.21.  Transactions with Related Parties.  Except a set forth on
                    ---------------------------------
Schedule 3.21, in connection with customary transactions in the ordinary course
-------------
of business, no officer, director or shareholder of the Company or any relative or affiliate thereof:

          (a)  owes money to either Company;

          (b)  has any claim against either Company;

          (c) has any interest in any property or assets used by either Company in its business;

          (d) has any benefits which are contingent on the transactions contemplated by this Agreement, other than as stated herein;

          (e) has any agreement with either Company that is not terminable by the Company without penalty or notice;

          (f) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

          (g) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

     Section 3.22.  Major Vendors and Customers.  Schedule 3.22 sets forth a
                    ---------------------------   -------------
list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, each Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1997 or 1998.

     Section 3.23.  Absence of Certain Commercial Practices.  Neither the
                    ---------------------------------------
Company, nor any of its directors, officers, agents, affiliates or employees, nor its Shareholder, nor any other person acting on behalf of either the Company or the Shareholder, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     Section 3.24.  Accounts Receivable.  Schedule 3.24 is a complete and
                    -------------------   -------------
accurate schedule of the accounts receivable of each Company as of March 31, 1999, as reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the

Company created after that date, arose from valid transactions in the ordinary course of business and, to the best knowledge of the Company and its Shareholder, will be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to counterclaim or setoff.

     Section 3.25.  Disclosure.  No representation, warranty, or statement
                    ----------
made by each Company or the Shareholder in this Agreement or in any document or certificate furnished or to be furnished to Merger Sub and InterCept pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to each Company and its Shareholder that are material to the financial condition, operation, or prospects of the Company's business and assets have been disclosed to Merger Sub and InterCept.

     Section 3.26.  Year 2000.  Each Company has taken, and is taking all
                    ---------
commercially reasonable actions to insure that its Software, computer hardware, systems, networks and connections operated by it and its vendors and major customers will be able to properly operate and function as intended before, during and after the calendar year 2000 AD without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year (the "Year 2000 Issue"). Each Company and its Shareholder believes, after diligent investigation, that the systems, software, computer hardware, and the network connections maintained by each Company, are adequately programmed to address the Year 2000 issue. Copies of any certificates, audits, reports or warranties made by or given to each Company regarding the Year 2000 issue are attached to this Agreement as Schedule 3.26.
                              -------------

     Section 3.27.  Shareholder's Additional Representations.  To induce the
                    ----------------------------------------
statement Merger Sub and InterCept to enter into this Agreement, each Shareholder represents and warrants to the Merger Sub and InterCept as follows:

          (a) The Shareholder has the right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Shareholder and is entered into voluntarily without promise or benefit other than as set forth herein; and this Agreement constitutes the Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms.

          (b) The Shareholder owns, of record and beneficially, valid title to his or her shares of Company Common Stock, and such shares are free and clear of all Liens, Claims (as defined below) and encumbrances. Other than the Company Common Stock owned by the Shareholder, the Shareholder does not own, beneficially or of record, or have any right to acquire, now or in the future, any shares of stock or other securities of any kind of either Company. The execution, delivery and performance of this Agreement by the Shareholder will not conflict with or result in a breach of any agreement, instrument, order, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of his or her material assets. The execution, delivery and performance of this Agreement by the Shareholder does not require the consent or approval of any third party or governmental agency or authority which has not been obtained (and a copy of which is attached hereto).

          (c) The Shareholder hereby represents and warrants that he or she is not aware as of the date hereof of any claim (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of any name and nature (collectively, "Claims") that such Shareholder may have, or which such Shareholder is aware may arise in the future against InterCept, Merger Sub or any of their subsidiaries, officers, directors, employees, shareholders, attorneys, agents, successors, assigns, representatives or affiliates.

          (d) The Shareholder has reviewed with his or her tax advisor the United States federal and state tax consequences of an investment in InterCept Common Stock and the transactions contemplated by this Agreement. The Shareholder is relying solely on such advisors and not on any statements or representations of InterCept, Company or the agent of either, except for the statements, representations and covenants provided in this Agreement, and understands that he and she (and not InterCept or any other party) shall be responsible for his or her own tax liability that will arise as a result of this investment or the transactions contemplated by this Agreement.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND INTERCEPT
          ----------------------------------------------------------

     The Merger Sub and InterCept hereby represent and warrant to the Companies and the Shareholders as follows:


          (a)  Corporate Existence and Issuance of Shares.  Merger Sub is a
               ------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. InterCept is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. InterCept and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a Material Adverse Effect on their business, taken as a whole. The shares of InterCept Common Stock to be issued in exchange for shares of the Companies when issued will be validly issued and outstanding, fully paid and nonassessable and subject to no preemptive rights.

          (b)  Corporate Power and Authorization.  Merger Sub and InterCept have
               ---------------------------------
the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Merger Sub and InterCept have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Merger Sub and InterCept and constitutes the legal, valid and binding obligation of Merger Sub and InterCept enforceable against them in accordance with its terms.

          (c)  Validity of Contemplated Transactions, etc.  The execution,
               -------------------------------------------
delivery and performance of this Agreement by Merger Sub and InterCept does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Merger Sub or InterCept is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Merger Sub or InterCept, (c) the charter documents or by-laws of, or any securities issued by, Merger Sub or InterCept, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Merger Sub or InterCept is a party or by which either is otherwise bound, except where InterCept has received waivers or consents appropriate to remedy such conflict or breach. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Merger Sub or InterCept, except those that have been obtained.

          (d)  Broker's or Finder's Fees.  Except for $100,000 to be paid to
               -------------------------
certain employees of InterCept, neither InterCept nor Merger Sub has authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          (e)  Current Public Information; Financial Statements.  InterCept
               ------------------------------------------------
represents and warrants to the Shareholders that it is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). InterCept has made available to the Shareholders copies of InterCept's Form 10-K annual Report for the year ended December 31, 1998 and Form 10-Q for the fiscal quarter ended March 31, 1999 (collectively, the "SEC Reports"). Such SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the 1934 Act. None of the SEC Reports contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with GAAP and fairly presented the financial position, results of operations and cash flows of InterCept and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

          (f)  Litigation.  Except as disclosed in the SEC Reports, there is no
               ----------
action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending against InterCept or Merger Sub, or any of its or their properties, which, if decided adversely to InterCept (1) could reasonably be expected to result in any Material Adverse Effect on InterCept, or which could reasonably be expected to materially and adversely affect the properties or assets of InterCept and Merger Sub or (2) could reasonably be expected to materially and adversely affect the ability of InterCept and Merger Sub to perform its or their obligations pursuant to this Agreement.

          (g)  Absence of Undisclosed Liabilities.  Neither InterCept nor any of
               ----------------------------------
its subsidiaries has any material obligation or liability except (1) as reflected in the SEC Reports and other reports or other public disclosures made prior to the date of this Agreement, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1998. Since December 31, 1998, neither InterCept nor Merger Sub has incurred or paid any obligation or liability that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterCept and Merger Sub.

          (h)  Taxes and Tax Returns.  Each of InterCept and Merger Sub has duly
               ---------------------
filed all Returns required to be filed by it in respect of any United States federal, state or local income Taxes and has duly paid all such Taxes due and payable as finally determined by the applicable Governmental Authority, other than Taxes which are being contested in good faith. Each of InterCept and Merger Sub has established on its books and records reserves that are adequate for the payment of all income Taxes not yet due and payable, but that are incurred in respect of InterCept and Merger Sub through such date. Each of InterCept and Merger Sub has complied in all material respects with their legal obligations relating to the payment and withholding of income Taxes.

          (i)  Disclosure.  No representation, warranty, or statement made by
               ----------
InterCept or Merger Sub in this Agreement or in any agreement or certificate furnished or to be furnished by InterCept or Merger Sub to the Companies or the Shareholders pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect. All facts known or reasonably available to InterCept or Merger Sub that are material to the financial condition and operations of InterCept and Merger Sub have been disclosed to the Companies and the Shareholders.


                                   ARTICLE 5
                    COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------

     Section 5.1.   Shareholder Approved by Unanimous Consent.  By signing this
                    -----------------------------------------
Agreement, each Shareholder agrees that he or she is evidencing his or her irrevocable approval in all respects to the transactions contemplated by this Agreement. Each Shareholder hereby waives his or her right to assert dissenter's or appraisal rights or other rights or Claims which may hinder or delay the Merger.

     Section 5.2.   Affiliates.  On the Closing Date, the Companies shall
                    ----------
deliver to InterCept copies of letter agreements, each substantially in the form of Exhibit 5.2, executed by all directors, executive officers, the Shareholders
   -----------
and by any other person who is an "affiliate" of the Companies for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act") providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock held by such "affiliate" and the shares of InterCept Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of InterCept Common Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder; and (ii) during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interest accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission (the "SEC"). The certificates of InterCept Common Stock issued to "affiliates" of the Companies will bear an appropriate legend reflecting the foregoing and InterCept shall be entitled to issue stop orders to the transfer agent for InterCept Common Stock consistent with the terms of such letters. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of InterCept and the Companies within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

     Section 5.3.   Pooling of Interests.  Each party shall use all
                    --------------------
commercially reasonable efforts and shall in good faith attempt to cause the Merger to qualify for pooling-of-interests accounting treatment. Each party represents and warrants that its past transactions status conform to the conditions set forth in Exhibit 5.3 hereto and covenants that it has no planned
                        -----------
transactions that would be contrary to any of the conditions set forth in
Exhibit 5.3.
-----------

     Section 5.4.   Employee Benefit Plans.  Notwithstanding anything in this
                    ----------------------
Agreement to the contrary, the Companies and the Shareholders do hereby agree and covenant that, (i) as of immediately prior to the Closing, neither Company shall sponsor any Benefit Plan or Applicable Benefit Plan (defined hereinafter); (ii) immediately prior to the Closing, each Applicable Benefit Plan shall have been terminated; and (iii) as of the Closing, neither Company shall have any liability, or responsibility to act or omit to act in any regard, in relation to any Benefit Plan or Applicable Benefit Plan. The Shareholders shall indemnify the Companies (and Merger Sub as successor to the Companies) for the payment of all costs of coverage, administrative, and other fees, costs, expenses and other charges incurred by Merger Sub or by InterCept related to each and every "group health plan" (within the meaning of Internal Revenue Code of 1986, as amended ("Code"), Section 4980B(g)(2)) relating to either Company with respect to coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for or with respect to employees (and their applicable dependents) of the Companies, (including, without limitation, such employees (and their applicable dependents) whose employment terminated or is terminated, for any reason or no reason, at any time on or before the Closing. Intercept, Merger Sub and their respective legal counsel shall be entitled to obtain any and all documents and other information (whether written or unwritten), from any and all persons and entities, relating to one or more of the Applicable Benefit Plans. For purposes of this Section 5.4, the phrase "Benefit Plan" shall include, without limitation, (i) each pension, retirement, profit-sharing, cash or deferred, deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other or similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees' beneficiary association, fringe benefit plan, and other or similar plan, program or other arrangement, agreement or understanding, including, without limitation, each "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The phrases "Applicable Benefit Plan" and "Applicable Benefit Plans" shall include, without limitation, each and every Benefit Plan which, at any time up to the Closing, was sponsored by, was contributed to or required to be contributed to by, or was otherwise connected with, either Company.

     Section 5.5.   Tax-Free Status.  The parties hereto intend that the Merger
                    ---------------
shall be treated as a tax-free reorganization under the Code, shall report the Merger as such for federal and state income tax purposes, have taken no action and shall take no action after the Effective Time to adversely affect the status of the Merger as a tax-free reorganization under the Code.


                                   ARTICLE 6
       CONDITIONS PRECEDENT TO MERGER SUB'S AND INTERCEPT'S OBLIGATIONS
       ----------------------------------------------------------------

     The obligations of Merger Sub and InterCept to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger. The Merger Sub and InterCept may waive any or all of these conditions in whole or in part without prior notice; provided, however, that except to the
                                          --------  -------
extent, if any, that such waiver constitutes an election of remedies under Georgia law, no such waiver of a condition shall constitute a waiver by the Merger Sub or InterCept of any of their other rights or remedies, at law or in equity, if either Company or either Shareholder shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 6.1.   Accuracy of Representations.  The representations and
                    ---------------------------
warranties of the Companies and the Shareholder in this Agreement or any Schedule hereto or in any written statement delivered by any of them at the Closing to the Merger Sub or InterCept shall be true in all material respects as of the date hereof.

     Section 6.2.   Performance of Company and Shareholders.  The Companies and
                    ---------------------------------------
the Shareholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

     Section 6.3.   Material Changes.  During the period from December 31, 1998
                    ----------------
to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of either Company, and neither Company shall have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

     Section 6.4.   Absence of Litigation.  No action, suit or proceeding
                    ---------------------
before any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 6.5.   Certificates of the Company and Shareholders.  The Merger
                    --------------------------------------------
Sub and InterCept shall have received certificates, dated the Closing Date, signed by each Company and the Shareholders, certifying that the conditions specified in Sections 6.1, 6.2, 6.3 and 6.4 have been fulfilled.

     Section 6.6.   Corporate Approval.  The execution and delivery of this
                    ------------------
Agreement by the Companies, and the performance of their covenants and obligations hereunder, shall have been duly authorized by the Companies' Boards of Directors and the Shareholders, and the Merger Sub and InterCept shall have received copies of all resolutions or consents pertaining to those authorizations, certified by the Secretaries of the Companies.

     Section 6.7.   Approvals.  This Agreement and the transactions
                    ---------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies and other third parties (including lenders and lessors) required to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.

     Section 6.8.   Opinion of Counsel.  InterCept shall have received an
                    ------------------
opinion of Gerrish & McCreary, P.C., counsel to the Companies and the Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth on Exhibit 6.9.
                                                               -----------

     Section 6.9.   Pooling. Management of InterCept and Merger Sub shall have
                    -------
satisfied itself on or prior to Closing that the Merger will qualify for pooling-of-interests accounting treatment.

     Section 6.10.  Escrow Agreement.  The Shareholders shall have executed
                    ----------------
and delivered the Escrow Agreement in the form attached hereto as Exhibit
                                                                  -------
2.3(a).
------

     Section 6.11.  Cancellation Agreements.  Intentionally omitted.
                    -----------------------

     Section 6.12.  Nonsolicitation and Confidentiality Agreements.  At or
                    ----------------------------------------------
prior to Closing, the Shareholders shall have entered into a nonsolicitation and confidentiality agreement substantially in the form attached hereto as
Exhibit 6.12, the effectiveness of which shall be expressly contingent upon the
------------
occurrence of Closing.

     Section 6.13.  Employment Agreements.  At or prior to Closing, the
                    ---------------------
Companies and Kenneth Kudrey shall deliver an Employment Agreement substantially in the form attached hereto as Exhibit 6.13, the effectiveness of which shall be
                               ------------
expressly contingent upon the occurrence of the Closing.


                                   ARTICLE 7
                  CONDITIONS PRECEDENT TO THE COMPANIES' AND
                  -------------------------------------------
                         THE SHAREHOLDER'S OBLIGATIONS
                         -----------------------------

     The obligations of the Companies and the Shareholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Companies and the Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by the Companies or the Shareholders of any of their other rights or remedies, at law or at equity, if the Merger Sub or InterCept shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 7.1.   Accuracy of Representations.  The representations and
                    ---------------------------
warranties by the Merger Sub and InterCept in this Agreement or in any written statement delivered to the Companies and the Shareholder under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

     Section 7.2.   Performance of Merger Sub and InterCept.  The Merger Sub and
                    ---------------------------------------
InterCept shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     Section 7.3.   Absence of Litigation.  No action, suit or proceeding before
                    ---------------------
any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 7.4.   Certificates of the Merger Sub and InterCept.  The Companies
                    --------------------------------------------
shall have received a certificates, dated the Closing Date, signed by the Merger Sub's and InterCept's president or vice president and secretary or assistant secretary, certifying that the conditions specified in Sections 7.1, 7.2 and 7.3 have been fulfilled.

     Section 7.5.   Corporate Approval.  The execution and delivery of
                    ------------------
this Agreement by the Merger Sub and InterCept and the performance of their respective covenants and obligations hereunder, shall have been duly authorized by the Board of Directors of Merger Sub and InterCept and the sole shareholder of Merger Sub. The Shareholders and the Companies shall have received copies of all resolutions pertaining to these authorizations, certified by their respective corporate secretaries.

     Section 7.6.   Third Party Approvals.  This Agreement and the transactions
                    ---------------------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies required to consummate the transactions, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect on the financial condition, results of operation or business of either Company.

     Section 7.7.   Opinion of InterCept's Counsel.  The Companies shall have
                    ------------------------------
received the opinions of Nelson Mullins Riley & Scarborough, L.L.P., counsel to InterCept, dated the Closing Date, in form and substance reasonably satisfactory to the Companies and the Shareholders, covering the matters set forth on Exhibit
                                                                         -------
7.7 and Exhibit 7.7(b).
---     --------------

     Section 7.8.   Registration Rights Agreement.  The Shareholders shall have
                    -----------------------------
received Registration Rights Agreements, substantially in the form attached hereto as Exhibit 7.8, executed by InterCept.
          -----------


                                   ARTICLE 8
                                    CLOSING
                                    -------

     Section 8.1.   Time and Place of Closing.  The closing ("Closing") of the
                    -------------------------
transactions contemplated hereunder shall take place as soon as practicable on execution and delivery of this Agreement on such date as the parties shall agree, but in no event later than May 28, 1999 ("Closing Date"), and effective as of the Effective Time. The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, Suite 1400, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta Time, on the Closing Date.

     Section 8.2.   Deliveries by the Companies and the Shareholders.  At the
                    ------------------------------------------------
Closing, the Companies and the Shareholders shall deliver to Merger Sub and
InterCept:

          (a) stock certificates evidencing all of the shares of Company Common Stock, canceled or duly endorsed in blank or with stock powers endorsed in blank;

          (b) Articles of Incorporation of each Company, certified by the Secretary of State of the State of Tennessee, and a true and correct copy of the Bylaws of each Company, certified as of the Closing Date by the Secretary of each Company;

          (c) good standing certificates relating to each Company from the State of Tennessee and each other jurisdiction in which such Company is qualified to conduct business;

          (d) the corporate seal and all stock ledgers and minute books of each Company in existence as of the Closing, accompanied by a certificate of the Secretary of such Company certifying that the stock ledgers and minutes books are, to the best of his information and belief, true, correct and complete as of the Closing Date;

          (e) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by the Companies and the Shareholder;

          (f) a Secretary's Certificate attesting to the incumbency of the officers of each Company executing this Agreement and the other certificates and agreements delivered by the Companies at the Closing; and

          (g)  the documents and instruments referred to in Article 6 hereof.

     Section 8.3.   Deliveries by Merger Sub and InterCept.  At the Closing,
                    --------------------------------------
Merger Sub and InterCept shall deliver to the Companies and the Shareholders:

          (a) a Secretary's Certificate attesting to the incumbency of the officers of Merger Sub and InterCept executing this Agreement and the other certificates and agreements delivered by Merger Sub and InterCept at the Closing;

          (b) resolutions of the Board of Directors of Merger Sub and the acquisition committee of the Board of Directors of InterCept authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the respective Secretary of Merger Sub and InterCept;

          (c) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by Merger Sub and InterCept, as applicable; and

          (d)  the documents and instruments referred to in Article 7 hereof.

     Section 8.4.   Post Closing Deliveries and Power of Attorney.  Each
                    ---------------------------------------------
Shareholder, InterCept and Merger Sub agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement. Each Shareholder absolutely and irrevocably appoints Donny R. Jackson, the President of InterCept, and Scott R. Meyerhoff, the Chief Financial Officer of InterCept, and each of them and their successors holding the same officer positions with InterCept, as such Shareholder's true and lawful agent and attorney-in-fact, with full power of substitution, in the name of the Shareholder, to execute and do all such assurances, acts and things which the Shareholder has covenanted and agreed to do under this Agreement but which the Shareholder has failed to execute or do within three (3) days of Merger Sub's or InterCept's request therefor, including but not limited to executing, on behalf of the Shareholder, such transfer or conveyance documents and other agreements that Merger Sub or InterCept may deem proper in and for the exercise of any such powers, authorities or discretion. This Power of Attorney grants to such officer(s) of InterCept, as agent for the Shareholder, all powers granted to agents and attorneys-in-fact generally under applicable law. The Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever lawful acts such officer(s) shall do in the exercise of the power of attorney granted hereby, which power of attorney shall be deemed to be coupled with an interest, is irrevocable and shall survive the disability, incapacity or incompetency of the Shareholder.


                                   ARTICLE 9
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

     Section 9.1.   Survival.  The parties' respective representations and
                    --------
warranties contained in this Agreement will survive execution and delivery of this Agreement and Closing and shall remain in full force and effect until December 31, 2000; provided, however, that the representations and warranties
                   --------  -------
set forth in Section 3.16 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which will preclude assertion of Tax claims against either Company for matters existing on or prior to the date of this Agreement. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final, non-appealable judgment of a court having jurisdiction over such claim.



     Section 9.2.   Indemnification.
                    ---------------

            (a)     Indemnification by Shareholders.  Subject to the terms of
                    -------------------------------
this Article 9, each Shareholder hereby covenants and agrees to indemnify, defend, save and hold harmless Merger Sub, InterCept and the Surviving Corporation and their respective officers, directors, employees, agents, affiliates or any of their respective successors, predecessors, assigns or personal representatives (collectively, the "InterCept Indemnified Parties"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by the InterCept Indemnified Parties which arise out of or result from:

                    (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by the Shareholder and the Company the Shareholder owns in this Agreement;

                    (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of the Shareholder and the Company the Shareholder owns in connection with this Agreement;

                    (iii) the continued existence after the execution of this Agreement of any Lien in violation of this Agreement;

                    (iv) any guaranty, Claim against or other material liability of each Company not otherwise disclosed hereunder or in any Schedule hereto, including but not limited to, any claims relating to any unpaid Taxes; or

                    (v) any claim alleging misconduct of, by or under the control of the Company or the Shareholder which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

               (b)  Indemnification by Merger Sub and InterCept.  Subject to the
                    -------------------------------------------
terms of this Article 9, Merger Sub and InterCept hereby covenant and agree to indemnify, defend, save and hold harmless each Shareholder and his or her representatives, trustees and permitted assigns from and against any Indemnifiable Damages suffered by them which arise out of or result from:

                    (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Merger Sub or InterCept in this Agreement;

                    (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of Merger Sub or InterCept in connection with this Agreement; or

                    (iii) any claim alleging misconduct of, by or under the control of the InterCept or the Merger Sub which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

               (c)  Limitations on Amount.  None of InterCept, Merger Sub or the
                    ---------------------
Shareholders will have liability (for indemnification or otherwise) with respect to the matters described in clause 9.2(a) or 9.2(b) or for any other matter unless and until the total of all damages with respect to such matters exceeds $25,000. However, this provision in Section 9.3(c) will not apply to any breach of any of the representations and warranties of either Company, the Shareholders, InterCept or the Merger Sub where said party had knowledge at any time prior to the date on which such representation or warranty is made that the representation or warranty was not accurate. Further, the provisions of this
Section 9.3(c) will not apply to an intentional breach by any party of any covenant or obligation.

     SECTION 9.3.   Procedure for Claims.
                    --------------------

               (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party in accordance with the terms of the Escrow Agreement. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation relevant to the claim against the indemnified party.

               (b) In the case of a claim between the parties hereto, the terms of the Escrow Agreement shall control the resolution of such claim(s). In the case of a third-party claim, upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

                    (i) the employment has been specifically authorized by the indemnifying party in writing;

                    (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

                    (iii) the named parties to any action (including any impleaded parties) include the Merger Sub, InterCept and/or either Company or the Shareholders, and the indemnified party has been advised by such counsel that representation of Merger Sub, InterCept and/or either Company or the Shareholders by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

               (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. All Notices of Claim for general contingencies must be delivered within the time frame permitted by the Escrow Agreement for the party making such claim(s) to collect from the Escrow Fund, as defined in the Escrow Agreement. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense.

                                   ARTICLE 10
                                OTHER AGREEMENTS
                                ----------------

     Section 10.1.  Effective Date.  Notwithstanding the actual date of
                    --------------
execution and delivery of this Agreement, the parties agree that, for all purposes (including legal, tax and accounting), this Agreement shall be deemed dated and effective as of May 28, 1999.


     Section 10.2.  Arbitration.  Any dispute, controversy or claim arising out
                    -----------
of or relating to this Agreement or any other related Merger Documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the rules of the American Arbitration Association in force at the time. Termination or limitation of the Merger Sub's or InterCept's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that the Merger Sub and/or InterCept shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

                                   ARTICLE 11
                                 MISCELLANEOUS
                                 -------------


     Section 11.1.     Integration; Severability.  This Agreement represents the
                       -------------------------
entire understanding of the Companies, Merger Sub, InterCept and the Shareholders with respect to the subject matter hereof and there are no other written or oral agreements or understandings between the parties with respect thereto. If for any reason any term, provision or portion thereof of this Agreement is held to be unenforceable, invalid or illegal, such provision or portion thereof shall be deemed modified to the minimum extent necessary to make such provision consistent with the applicable law and the remaining portions and provisions of this Agreement shall continue in full force and effect thereafter.

     Section 11.2.     Expenses.  All legal, accounting and other costs and
                       --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     Section 11.3.     Notices.  All notices hereunder shall be sufficiently
                       -------
given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as follows:

     To the Shareholders:

          Larry E. Vickers
          Brenda J. Vickers
          640 Valley Forge Road
          Cookeville, TN 38501

     with a copy to:

          J. Franklin McCreary
          Gerrish & McCreary, P.C.
          222 Second Avenue North - Suite 424
          Nashville, TN 37201
          Telephone:    (615) 251-0900
          Facsimile:    (615) 251-0975

     To the Companies:

          L.E. Vickers & Associates, Inc.
          10 West Broad Street
          Cookeville, TN 38503
          Telephone:    (931) 528-8252
          Facsimile:    (931) ________


     To Merger Sub:

          LEV Acquisition Corp.
          c/o The InterCept Group, Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, Georgia  30071
          Attn: Donny R. Jackson, President and Chief Operating Officer
          Facsimile: (770) 248-9600

     To InterCept:

          The InterCept Group, Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, Georgia  30071
          Attn:  John W. Collins, Chairman and Chief Executive Officer
          Facsimile: (770) 248-9600

          With a copy to:

          Susan L. Spencer, Esq.
          Nelson Mullins Riley & Scarborough, L.L.P.
          First Union Plaza - Suite 1400
          999 Peachtree Street, N.E.
          Atlanta, Georgia  30309
          Facsimile:  (404) 817-6219

  Section 11.4.     Public Announcements.  Neither of the Companies nor either
                    --------------------
of the Shareholder shall make any public announcement or other public disclosure regarding this Agreement or its terms without the consent of the Merger Sub or InterCept except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, shareholders and relevant governmental agencies as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement.

  Section 11.5.     Invalidity of any Part.  If any provision or part of this
                    ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

  Section 11.6.     Remedies.  Each of the parties acknowledges that money
                    --------
damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

  Section 11.7.     Assistance of Counsel..  Each party hereto acknowledges
                    ---------------------
that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

  Section 11.8.     Governing Law and Jurisdiction.  This Agreement shall be
                    ------------------------------
interpreted and enforced construed in accordance with the laws of the State of Georgia (excluding conflict of laws principles). The parties consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement or any other documents or agreements contemplated hereby. The parties agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any party against Merger Sub or InterCept or any of their affiliates (including the InterCept Indemnified Parties) in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

  Section 11.9.     Assignment; Amendments; Binding Agreement.  Neither
                    -----------------------------------------
Company nor either Shareholder may assign any of his rights or responsibilities hereunder without the prior written consent of the Merger Sub or InterCept; any attempted assignment without such prior written consent of the Merger Sub or InterCept shall be null and void. Neither InterCept nor Merger Sub may assign any of its rights or responsibilities hereunder, except to Subsidiaries or other affiliates of InterCept, without the prior written consent of the Shareholders; any attempted assignment without such prior written consent of the Shareholders shall be null and void. No amendment or modification of this Agreement shall be binding unless the same shall be in writing and executed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, representatives, receivers, trustees and permitted assigns.

  Section 11.10.    Counterparts; Facsimiles.  This Agreement may be executed
                    ------------------------
in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.




                        [Signature Appear on Next Page]

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

     IN WITNESS WHEREOF, this Acquisition and Merger Agreement has been executed by each of the parties as of the date first above written.


Witness:                                   LEV Acquisition Corp.

/s/ Scott R. Meyerhoff                     By: /s/ Donny R. Jackson
-----------------------------------------      --------------------------------
                                                   Name:  Donny R. Jackson
                                                   Title: President

Witness:                                   The InterCept Group, Inc.

/s/ Scott R. Meyerhoff                     By: /s/ Donny R. Jackson
-----------------------------------------     ---------------------------------
                                                   Name:  Donny R. Jackson
                                                   Title: President and Chief
                                                          Operating Officer

Witness:                                   L.E. Vickers & Associates, Inc.

/s/ Brenda J. Vickers                      By: /s/ Larry E. Vickers
-----------------------------------------      --------------------------------
                                                   Name:
                                                   Title:

Witness:                                   Data Equipment Services, Inc.

/s/ Brenda J. Vickers                      By: /s/ Larry E. Vickers
-----------------------------------------      --------------------------------
                                                   Name:
                                                   Title:

                                           Shareholders:


State of ________________________________  /s/ Larry E. Vickers
                                           ------------------------------------
                                           Larry E. Vickers

County of _______________________________


The foregoing instrument was acknowledged  /s/ Brenda J. Vickers
                                           ------------------------------------
before me this ____ day of May, 1999, by   Brenda J. Vickers
Larry E. Vickers and Brenda J. Vickers.
Witness my hand and official seal.

/s/ Sherry D. Hall
---------------------------------------
Notary Public
My commission expires: ________________

   [Affix Notarial Seal]

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